Exhibit 99.1

ImmuDyne Announces Management Changes & Sale of Legacy Manufacturing Business

New York, N.Y., January 30, 2018 (GLOBE NEWSWIRE) -- ImmuDyne, Inc. (OTCQB:IMMD) (“Immudyne” or the “Company”), a leader in the development and online marketing of OTC health and wellness products addressing large unmet needs, today announces the sale of its Yeast Beta Glucan manufacturing business, the resignation of Mark McLaughlin as President & CEO, and the appointment of Justin Schreiber as the Company’s President & CEO.

Sale of Yeast Beta Glucan Manufacturing Business

As Immudyne has successfully pivoted to direct-to-consumer marketing over the last two years, and this has become the Company’s primary source of revenue, the Company believes it to be in the best interest of shareholders to divest of non-core assets, such as our legacy beta glucan manufacturing business. Immudyne entered into a definitive sale agreement with a third party that will acquire 100% of the assets and liabilities of this business unit. Immudyne will receive net cash proceeds of approximately $850,000 from this transaction.

“The majority of Immudyne’s revenue growth over the past 24 months has come from our online direct to consumer marketing business,” stated Justin Schreiber, Immudyne’s incoming President & CEO. “This business is now profitable and growing with a robust pipeline of products that will be launching in 2018. Our decision to monetize our non-core manufacturing business will drastically shrink our overall corporate burn rate, increase profitability, and provide Immudyne with non-dilutive cash that we believe can be used to scale our business.”

Resignation of Mark McLaughlin as President, CEO & Director

In conjunction, Mark McLaughlin has resigned from his role as President & CEO of Immudyne and from the Company’s board of directors. Mr. McLaughlin was one of several individuals that agreed to purchase the manufacturing business from Immudyne, and he will continue to operate the business as a private company. The new private company will continue to supply yeast beta glucan to the Company on favorable terms.

“It’s been my pleasure to serve as President & CEO of Immudyne for the past 5 years,” stated Mark McLaughlin. “Immudyne’s direction has changed considerably since the acquisition of our online marketing division over 2 years ago, and I agree with the board of directors’ decision to divest of our legacy manufacturing business and refocus the company’s resources on what has become our core business. I look forward to following the success of the Company.”

Concurrent with his resignation, Mr. McLaughlin has agreed to sell 2,800,000 shares of Immudyne common stock to a third-party affiliated with Justin Schreiber and Stefan Galluppi, Immudyne’s CEO and CTO.

Appointment of Justin Schreiber as President & CEO of Immudyne, Inc.

Justin Schreiber has been appointed Immudyne’s President & Chief Executive Officer. He is also a member of Immudyne’s board of directors. Mr. Schreiber and his partner Stefan Galluppi founded and provided the bulk of the financing for Immudyne’s direct to consumer marketing business. Mr. Schreiber is the founder of JLS Ventures, LLC, a San Juan based venture investment and advisory firm that specializes in emerging growth publicly traded healthcare and technology companies. He has a deep background in small cap markets, private equity, trading, and online marketing. Mr. Galluppi is an entrepreneur with an accomplished track record in technology and direct response marketing.

“I am very excited about Immudyne’s growth prospects in the coming years,” stated Mr. Schreiber. We’ve invested heavily over the past 2 years to build what I believe is one of the best online marketing teams in the world. We intend to aggressively grow revenue, launch a variety of new products, and uplist the company to a national stock exchange in 2018.”

Immudyne plans to provide additional updates on new products and sales traction later in the first quarter.

About lmmudyne, Inc.

lmmudyne, Inc. (the "Company") is a health and wellness company that develops, manufactures, and markets innovative consumer products in the health and wellness sector. Immudyne’s business model is highly scalable and extremely capital efficient. The Company relies on the world’s largest internet and social media platforms to directly market its portfolio of products to consumers around the world. Immudyne’s lead product is Shapiro MD, a hair care aid developed by distinguished dermatologists and supported by strong science. Additionally, Immudyne owns and markets INR Wellness, an immune support supplement. Immudyne intends to launch several additional health and wellness products in 2018. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to lmmuDyne's results of operations, may contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "projects," "plans,"  "targets" and other similar language and are considered forward-looking statements. These statements are based on management's current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.

Investor Relations Contact:

Bernard Girma

bfgirma@immudyne.com

+1-949-215-7754